For Immediate Release	Contact: Investor Relations at
Janel World Trade
(404) 261-1196
IR@janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal SECOND QUARTER AND YEAR-TO-DATE 2013 RESULTS

COMPANY FOCUSED ON CORE TRANSPORTATION LOGISTICS AND RETURNING TO PROFITABILITY

JAMAICA, NY – May 15, 2013 — Janel World Trade, Ltd. (OTC QB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its first quarter ended March 31, 2013.

Second Quarter 2013 Results

For the three months ended March 31, 2013, Janel reported revenue of $21,186,550 a decrease of $904,551 or 4.1% compared to the three months ended March 31, 2012.

For the three months ended March 31, 2013 the Company reported a net loss from continuing operations before income taxes of $(275,821), an improvement of $182,388 when compared to the prior year reported net loss from continuing operations of $(458,209).

For the three months ended March 31, 2013 the Company reported a net loss of $(289,060) or $(0.01) per fully diluted share, compared to the prior year reported net loss of $(397,831), or $(0.02) per fully diluted share.

Year-To-Date 2013 Results

For the six months ended March 31, 2013, Janel reported revenue of $43,052,321 a decrease of $2,387,915 or 5.3% compared to the six months ended March 31, 2012.

For the six months ended March 31, 2013 the Company reported a net loss from continuing operations before income taxes of $(474,107), an improvement of $172,792 when compared to the prior year reported net loss from continuing operations of $(646,899).

For the six months ended March 31, 2013 the Company reported a net loss of $(490,346) or $(0.02) per fully diluted share, compared to the prior year reported net loss of $(644,743), or $(0.03) per fully diluted share.

Review and Outlook

 “We are disappointed with our results for the second quarter and six months ended March 31, 2013” said James N. Jannello, Executive Vice President and Chief Executive Officer. “Revenue for the quarter and year to date was down when compared to last year mainly due to lower ocean and air shipping activity. While our net loss for the three and six month periods improved from the prior year, we still reported operating losses from continuing operations for both the three and six month 2013 periods. We are focused on returning our continuing core operations to profitability.”

Jannello concluded, “Looking ahead, and in the very short term, we are working to raise additional capital in order to stabilize and grow the transportation logistics segment to profitability.”

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, and Atlanta) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTC Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(404) 261-1196

IR@janelgroup.net

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	THREE MONTHS ENDED		SIX MONTHS ENDED
	March 31,		March 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$21,186,550	$22,091,101	$43,052,321	$45,440,236
COST AND EXPENSES:
Forwarding expenses	18,782,023	19,850,521	38,231,130	40,788,877
Selling, general and administrative	2,539,128	2,554,416	5,016,031	5,036,954
Depreciation and amortization	104,036	103,178	207,716	181,676
TOTAL COSTS AND EXPENSES	21,425,187	22,508,115	43,454,877	46,007,507

LOSS FROM CONTINUING OPERATIONS	(238,637)	(417,014)	(402,556)	(567,271)
OTHER ITEMS:
Interest and dividend income	-	444	-	1,644
Interest expense	(37,184)	(41,639)	(71,551)	(81,272)
TOTAL OTHER ITEMS	(37,184)	(41,195)	(71,551)	(79,628)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(275,821)	(458,209)	(474,107)	(646,899)
Income taxes (credits)	4,000	(264,615)	7,000	(432,615)
NET LOSS FROM CONTINUING OPERATIONS	$(279,821)	$(193,594)	$(481,107)	$(214,284)
Loss from discontinued operations, net of tax	(9,239)	(204,237)	(9,239)	(430,459)
NET LOSS	$(289,060)	$(397,831)	$(490,346)	$(644,743)
Preferred stock dividends	3,750	3,750	7,500	7,500
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(292,810)	$(401,581)	$(497,846)	$(652,243)
OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized gain from available for sale securities	$-	$8,858	$1,063	$12,936
COMPREHENSIVE LOSS	$(292,810)	$(392,723)	$(496,783)	$(639,307)
Basic earnings (loss) per share:
Continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Discontinued operations	$-	$(0.01)	$-	$(0.02)
Total	$(0.01)	$(0.02)	$(0.02)	$(0.03)
Diluted earnings (loss) per share:
Continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Discontinued operations	$-	$(0.01)	$-	$(0.02)
Total	$(0.01)	$(0.02)	$(0.02)	$(0.03)
Basic weighted average number of shares outstanding	21,732,192	21,678,913	21,732,192	21,732,192
Fully diuted weighted average number of shares outstanding	23,367,442	23,314,163	23,367,442	23,367,442

See notes to these consolidated financial statements included in the Company's Form 10-Q

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	September 30, 2012
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$878,803	$773,868
Accounts receivable, net of allowance for doubtful accounts of $349,157 and $325,335, respectively	4,034,876	5,631,413
Marketable securities	-	65,568
Prepaid expenses and sundry current assets	126,599	128,210
TOTAL CURRENT ASSETS	5,040,278	6,599,059

PROPERTY AND EQUIPMENT, NET	451,380	511,403
OTHER ASSETS:
Intangible assets, net	1,680,000	1,821,526
Security deposits	212,683	167,049
TOTAL OTHER ASSETS	1,892,683	1,988,575

TOTAL ASSETS	$7,384,341	$9,099,037
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$1,901,336	$1,601,336
Accounts payable - trade	2,976,385	4,450,252
Accrued expenses and other current liabilities	664,008	670,070
Current portion of long-term debt - bank	86,602	84,280
TOTAL CURRENT LIABILITIES	5,628,331	6,805,938

LONG-TERM DEBT - BANK	181,314	221,620
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	259,882	300,188

STOCKHOLDERS' EQUITY	1,496,128	1,992,911
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,384,341	$9,099,037

See notes to these consolidated financial statements included in the Company's Form 10-Q